                                                                  EXHIBIT 10.29


                                                   Confidential information
                                                   omitted and filed separately
                                                   with the Commission.





                      COLLABORATION AND LICENSE AGREEMENT


                                     AMONG


                        GENOME THERAPEUTICS CORPORATION,


                              SCHERING CORPORATION


                                      AND


                              SCHERING-PLOUGH LTD.


                          dated as of December 6, 1995


                               TABLE OF CONTENTS


ARTICLE 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . .     1
     1.1.   "Affiliate" . . . . . . . . . . . . . . . . . . . .   1
     1.2.   "Contract Year" . . . . . . . . . . . . . . . . . .   2
     1.3.   "Development Candidate" . . . . . . . . . . . . . .   2
     1.4.   "Diagnostic Product"  . . . . . . . . . . . . . . .   2
     1.5.   "    *    Database" . . . . . . . . . . . . . . . .   2
     1.6.   "Enabled by GTC " . . . . . . . . . . . . . . . . .   2
     1.7.   "Event of Default"  . . . . . . . . . . . . . . . .   2
     1.8.   "FDA" . . . . . . . . . . . . . . . . . . . . . . .   2
     1.9.   "First Commercial Sale" . . . . . . . . . . . . . .   2
     1.10.  "Funding Commencement Date" . . . . . . . . . . . .   2
     1.11.  "GTC Databases" . . . . . . . . . . . . . . . . . .   2
     1.12.  "GTC Software". . . . . . . . . . . . . . . . . . .   2
     1.13.  "GTC Technology". . . . . . . . . . . . . . . . . .   3
     1.14.  "IND" . . . . . . . . . . . . . . . . . . . . . . .   3
     1.15.  "Lead Compound" . . . . . . . . . . . . . . . . . .   3
     1.16.  "Major Market Country . . . . . . . . . . . . . . .   3
     1.17.  "NDA" . . . . . . . . . . . . . . . . . . . . . . .   3
     1.18.  "Net Sales" . . . . . . . . . . . . . . . . . . . .   3
     1.19.  "Other Product" . . . . . . . . . . . . . . . . . .   4
     1.20.  "Overall Research Plan" . . . . . . . . . . . . . .   4
     1.21.  "Pharmaceutical Product". . . . . . . . . . . . . .   5
     1.22.  "Pharmaceutical Product Class". . . . . . . . . . .   5
     1.23.  "Product" . . . . . . . . . . . . . . . . . . . . .   5
     1.24.  "Product Category". . . . . . . . . . . . . . . . .   5
     1.25.  "Product Patent Rights" . . . . . . . . . . . . . .   5
     1.26.  "Research Collaboration". . . . . . . . . . . . . .   5
     1.27.  "SC Assay Technology" . . . . . . . . . . . . . . .   5
     1.28.  "    *    Database" . . . . . . . . . . . . . . . .   5
     1.29.  "Third Party" . . . . . . . . . . . . . . . . . . .   5
     1.30.  "Vaccine" . . . . . . . . . . . . . . . .


    1.31. "Vaccine Product" . . . . . . . . . . . . . . . . . .   6
    1.32. "Valid Claim" . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 2. SCOPE AND STRUCTURE OF THE COLLABORATION . . . . . .   6
     2.1. General . . . . . . . . . . . . . . . . . . . . . . .   6
     2.2. Right of First Negotiation  . . . . . . . . . . . . .   6
     2.3. Acknowledgment of Other Collaborations  . . . . . . .   7

ARTICLE 3. LICENSE GRANTS; MARKETING RIGHTS  . . . . . . . . . .  7
     3.1. Grant of Rights by GTC to SC  . . . . . . . . . . . .   7
          3.1.1. Exclusive Grant for GTC Databases and
                 Product Patent Rights  . . . . . . . . . . . .   7
          3.1.2. Non-Exclusive Grant for GTC Technology
                 and GTC Software . . . . . . . . . . . . . . .   7
          3.1.3. Sublicenses  . . . . . . . . . . . . . . . . .   8
     3.2. Grant of Rights by SC to GTC  . . . . . . . . . . . .   8
     3.3. Reservation of Rights . . . . . . . . . . . . . . . .   8
     3.4. No Grant of Other Technology or Patent Rights . . . .   8

ARTICLE 4. CONDUCT OF THE RESEARCH COLLABORATION . . . . . . . .  8
     4.1. Obligations of the Parties  . . . . . . . . . . . . .   8
          4.1.1. Reasonable Efforts . . . . . . . . . . . . . .   8
          4.1.2. Deliveries by GTC  . . . . . . . . . . . . . .   9
     4.2. Access to Data, Information Exchange and Reports  . .   9
     4.3. Electronic Access to Scientific Data  . . . . . . . .   9
     4.4. Level of Effort by GTC Scientists . . . . . . . . . .  10
     4.5. Availability of Employees . . . . . . . . . . . . . .  10
     4.6. Joint Research Committee  . . . . . . . . . . . . . .  10
          4.6.1. Research Plan . . . . . . . . . . . . . . . . . 10
          4.6.2. Annual Research Plans . . . . . . . . . . . . . 11
          4.6.3. Periodic Reviews  . . . . . . . . . . . . . . . 11
          4.6.4. Membership of Joint Research Committee  . . . . 11
          4.6.5. Joint Research Committee Meetings . . . . . . . 11
          4.6.6. Decision Making . . . . . . . . . . . . . . . . 11
     4.7. Joint Patent Committee  . . . . . . . . . . . . . . .  12

ARTICLE 5. DEVELOPMENT AND MARKETING DUE DILIGENCE . . . . . . . 12
     5.1. Diligent Discovery Efforts  . . . . . . . . . . . . .  12
     5.2. Diligent Development Efforts  . . . . . . . . . . . .  12
     5.3. Diligent Marketing and Distribution Efforts . . . . .  13
     5.4. Reports . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 6. PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . 13
     6.1. License Fees  . . . . . . . . . . . . . . . . . . . .  13
          6.1.1. Initial License Fee . . . . . . . . . . . . . . 13
     6.2. Milestone Payments  . . . . . . . . . . . . . . . . .  13
          6.2.1. *     Payments. . . . . . . . . . . . . . . . . 14
          6.2.2. *     Payments . . . . . . . . . . . . . . . .  14
     6.3. Research Funding  . . . . . . . . . . . . . . . . . .  15
          6.3.1. Funding During First   *   Contract Years . . . 15
          6.3.2. Funding After the   *    Contract Year  . . . . 15
          6.3.3. Additional Expenditures . . . . . . . . . . . . 15
     6.4. Royalties Payable by SC and its Affiliates and
          Sublicensees  . . . . . . . . . . . . . . . . . . . .  16
          6.4.1. Royalties on Net Sales of the Products  . . . . 16
          6.4.2. Sublicenses . . . . . . . . . . . . . . . . . . 16
          6.4.3. Adjustments for Third Party Royalties . . . . . 16
          6.4.4. Royalty Reports, Exchange Rates . . . . . . . . 16
          6.4.5. Audits  . . . . . . . . . . . . . . . . . . . . 17
          6.4.6. Royalty Payment Terms . . . . . . . . . . . . . 17
     6.5. Royalties Payable by GTC  . . . . . . . . . . . . . .  18
     6.6. Withholding Taxes . . . . . . . . . . . . . . . . . .  18
     6.7. Blocked Currency . . . . . . . . . . . . . . . . . . . 18

*  Confidential information omitted and filed separately with the Commission

                                    (ii)

     6.8. Allocation of Payments by SC  . . . . . . . . . . .  18
     6.9. Interest on Late Payments . . . . . . . . . . . . .  18

ARTICLE 7. INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . 19
     7.1. Ownership of Intellectual Property  . . . . . . . .  19
     7.2. Filing, Prosecution and Maintenance of Product
          Patent Rights . . . . . . . . . . . . . . . . . . .  19
          7.2.1. Prosecution and Maintenance of Product
                 Patent Rights . . . . . . . . . . . . . . . . 19
          7.2.2. Abandonment; Failure to Pay . . . . . . . . . 19
          7.2.3. Cooperation . . . . . . . . . . . . . . . . . 19
     7.3. Infringement by Others; Prosecution by SC . . . . .  20
     7.4. Infringement by Others; Prosecution by GTC  . . . .  20
     7.5. Cooperation in Infringement Actions . . . . . . . .  20
     7.6. Trademarks  . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 8. CONFIDENTIALITY . . . . . . . . . . . . . . . . . . 21
     8.1. Nondisclosure Obligations . . . . . . . . . . . . .  21
          8.1.1. General . . . . . . . . . . . . . . . . . . . 21
          8.1.2. Limitations . . . . . . . . . . . . . . . . . 21
     8.2. Samples . . . . . . . . . . . . . . . . . . . . . .  21
     8.3. Injunctive Relief . . . . . . . . . . . . . . . . .  22

ARTICLE 9. REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . 22
     9.1. Representations, Warranties and Covenants of GTC  .  22
     9.2. Representations, Warranties and Covenants of SC . .  23
     9.3. Validity and Scope  . . . . . . . . . . . . . . . .  23
     9.4. Warranty Disclaimer.  . . . . . . . . . . . . . . .  23
     9.5. Limited Liability.  . . . . . . . . . . . . . . . .  24

ARTICLE 10. INDEMNITY  . . . . . . . . . . . . . . . . . . . . 24
     10.1. SC Indemnity Obligations . . . . . . . . . . . . .  24
     10.2. Limitation on SC Indemnity Obligations . . . . . .  24
     10.3. Procedure  . . . . . . . . . . . . . . . . . . . .  24
     10.4. Insurance  . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 11. EXPIRATION AND TERMINATION . . . . . . . . . . . . 25
     11.1. Expiration . . . . . . . . . . . . . . . . . . . .  25
          11.1.1. Term of Research Collaboration . . . . . . . 25
          11.1.2. Term of Agreement  . . . . . . . . . . . . . 25
     11.2. Events of Default  . . . . . . . . . . . . . . . .  25
          11.2.1. Default by Either Party  . . . . . . . . . . 25
          11.2.2. Default by SC  . . . . . . . . . . . . . . . 25
     11.3. Effect of an Event of Default  . . . . . . . . . .  26
          11.3.1. Remedies Available to GTC  . . . . . . . . . 26
          11.3.2. Remedies Available to SC . . . . . . . . . . 28
     11.4.    *        SC . . . . . . . . . . . . . . . . . .  28
     11.5. Effect of Expiration or Termination of
           Research Collaboration  . . . . . . . . . . . . . . 28
     11.6. Effect of Expiration or Termination of
           Agreement . . . . . . . . . . . . . . . . . . . . . 29



*  Confidential information omitted and filed separately with the Commission


                                      (iii)

          11.6.1. Survival of Provisions Upon Expiration . .  29
          11.6.2. Survival of Provisions Upon Termination  .  29

ARTICLE 12. PROVISIONS FOR INSOLVENCY  . . . . . . . . . . .  29
     12.1.  General  . . . . . . . . . . . . . . . . . . . .  29
     12.2.  Rejection of Agreement in Title 11 . . . . . . .  29
     12.3.  Additional Rights  . . . . . . . . . . . . . . .  30

ARTICLE 13. MISCELLANEOUS  . . . . . . . . . . . . . . . . .  30
     13.1.  Force Majeure  . . . . . . . . . . . . . . . . .  30
     13.2.  Assignment . . . . . . . . . . . . . . . . . . .  30
     13.3.  Severability . . . . . . . . . . . . . . . . . .  31
     13.4.  Notices  . . . . . . . . . . . . . . . . . . . .  31
     13.5.  Applicable Law . . . . . . . . . . . . . . . . .  32
     13.6.  Dispute Resolution . . . . . . . . . . . . . . .  32
     13.7.  Entire Agreement . . . . . . . . . . . . . . . .  33
     13.8.  Publicity  . . . . . . . . . . . . . . . . . . .  33
     13.9.  Headings . . . . . . . . . . . . . . . . . . . .  33
     13.10. Independent Contractors  . . . . . . . . . . . .  33
     13.11. Agreement Not to Solicit Employees . . . . . . .  33
     13.12. Exports  . . . . . . . . . . . . . . . . . . . .  33
     13.13. Waiver . . . . . . . . . . . . . . . . . . . . .  33
     13.14. Counterparts . . . . . . . . . . . . . . . . . .  34

Exhibit A1  Draft Overall Research Plan
Exhibit A2  GTC Research Plan Gantt Chart and Manpower Allocation
Exhibit B   Benchmarks for    *    Milestone Payments
Exhibit C   Form of Material Transfer Agreement

*  Confidential information omitted and filed separately with the Commission

                                      (iv)

                      COLLABORATION AND LICENSE AGREEMENT


     THIS COLLABORATION AND LICENSE AGREEMENT (the "Agreement") is dated as of December 6, 1995 (the "Effective Date") and is made by and among GENOME THERAPEUTICS CORPORATION, a Massachusetts corporation having its principal place of business at 100 Beaver Street, Waltham, Massachusetts 02154 U.S.A. ("GTC"), SCHERING CORPORATION, a New Jersey corporation having its principal place of business at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 and SCHERING-PLOUGH LTD., a Swiss corporation having its principal place of business at Toepferstrasse 5, CH-6004 Lucerne, Switzerland (together with Schering Corporation, "SC"). GTC and SC are sometimes referred to herein individually as a party and collectively as the parties.


                                R E C I T A L S

     WHEREAS, GTC is involved in research programs to sequence the genome of
*                 and a portion of the genome of                *
   *    and has developed or is in the process of developing *     and     *
Databases (as hereinafter defined); and

     WHEREAS, GTC has expertise in the development and utilization of the software tools necessary to assemble, annotate, process, search, manipulate and analyze the genomic sequence information it generates in its bacterial and
* research programs (GTC's "bioinformatics" capability); and

     WHEREAS, SC is interested in obtaining access to such databases and bioinformatics capability by entering into a collaboration with GTC for the development, manufacture and sale of novel human and animal pharmaceuticals and/or vaccines against infectious pathogens; and

     WHEREAS, GTC is willing to grant SC such access and enter into such a collaboration upon the terms and conditions set forth below;

     NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:


                            ARTICLE 1.  DEFINITIONS

     For purposes of this Agreement, the terms defined in this Article 1 shall have the meanings specified below:

     1.1. "AFFILIATE" shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent


*  Confidential information omitted and filed separately with the Commission

(50%) of the outstanding voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.


     1.2.  "CONTRACT YEAR" shall mean each twelve (12) month period starting on
(i) the Funding Commencement Date in the case of the first Contract Year and
(ii) the anniversary of the Funding Commencement Date for each subsequent Contract Year.

     1.3. "DEVELOPMENT CANDIDATE" shall mean any compound, including a Lead Compound, (i) designated by the Schering-Plough Research Institute Project Assessment Committee or its successor for full clinical development or (ii) with respect to which SC, its Affiliates, sublicensees or designees have initiated an in vivo toxicology program necessary to obtain approval for use of such compound in human clinical trials.

     1.4.  "DIAGNOSTIC PRODUCT" shall mean any product or service used for
disease testing or monitoring (whether such diseases are related to     *
or    *    or not).

     1.5.  "   *     DATABASE" shall mean GTC's    *    DNA sequence database
and any and all electronic and hard copy data related thereto.

     1.6. "ENABLED BY GTC " shall mean that the use of the GTC Databases, GTC Technology or GTC Software materially contributed to the relevant discovery or development.

     1.7. "EVENT OF DEFAULT" shall have the meanings set forth in Section 11.2 hereof.

     1.8.  "FDA" shall mean the United States Food and Drug Administration.

     1.9. "FIRST COMMERCIAL SALE" of a Product in a country shall mean the first sale for use or consumption by the general public of a Product in such country after the required marketing and pricing approval granted by the governing health authority of such country has been obtained.

     1.10. "FUNDING COMMENCEMENT DATE" shall mean the date on which the first two milestones under Section 6.2.1 hereof are accomplished or such earlier date as the parties may mutually agree upon.


     1.11. "GTC DATABASES" shall mean GTC's     *    Database and GTC's
*      Database.

     1.12. "GTC SOFTWARE" shall mean software and components thereof, and any associated documentation, whether existing on the Effective Date or developed by GTC during the Research Collaboration, which is owned or controlled by, or licensed (with the right to sublicense) to, GTC and which is necessary or useful to pursue searches in the GTC Databases and/or to interpret or analyze the data contained in the GTC Databases, excluding,

* Confidential information omitted and filed separately with the Commission however, any software used in the creation of, as opposed to providing access to and interpretation or analysis of, the GTC Databases.

     1.13. "GTC TECHNOLOGY" shall mean and include all proprietary materials (excluding Products), procedures, processes, technical information, know-how, data, formulae, expertise and trade secrets discovered or developed by GTC during the course of the Research Program and owned or controlled by GTC, including any screening assays developed or acquired by GTC during the course of the Research Program, excluding, however, the SC Assay Technology, the GTC Databases, the GTC Software and GTC's patented sequencing technology and the procedures, processes, technical information, know-how, data, formulae, expertise and trade secrets related thereto.

     1.14. "IND" shall mean an investigational new drug application or its equivalent filed with the FDA and necessary for beginning clinical trials in humans, or any comparable application filed with the regulatory authorities of a country other than the United States prior to beginning clinical trials in humans in that country, with respect to Products.

     1.15. "LEAD COMPOUND" shall mean (i) in the case of a Pharmaceutical Product, a compound with respect to which SC, its Affiliates, sublicensees or designees have initiated a program of medicinal chemistry optimization or (ii) in the case of a Vaccine Product, a compound with respect to which SC, its Affiliates, sublicensees or designees have initiated testing in one or more animal models and where antibodies raised against a subunit antigen are protective in passive prophylaxis.

     1.16. "MAJOR MARKET COUNTRY" shall mean France, Italy, Germany, Japan, the United Kingdom and the United States or any one or more of them.

     1.17. "NDA" shall mean a new drug application or product license application or its equivalent filed with the FDA after completion of human clinical trials to obtain marketing approval for a Product, or any comparable application filed with the regulatory authorities of a country other than the United States, including, where applicable, any applications for pricing or price reimbursement.


     1.18. "NET SALES" shall mean the gross invoice price for Products sold by SC or its Affiliates or permitted sublicensees to a Third Party customer less the reasonable and customary accrual-basis deductions from such gross amounts for: (i) normal and customary trade, cash and other discounts, allowances and credits; (ii) credits or allowances actually granted for damaged goods, returns or rejections of Products and retroactive price reductions;
(iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sales of Products including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, which are included in billing amount; (iv) freight, postage, shipping, customs duties and insurance charges which are included in the billing amount; and (v) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups. The transfer of Products by SC or one of its Affiliates to (i) another Affiliate of SC or (ii) a permitted sublicensee of SC shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate or permitted sublicensee to its Third Party customer, less the deductions allowed under this Section. Every other commercial use or disposition of Products by SC or its Affiliates or permitted sublicensees of SC in barter or similar transactions, not including samples, shall be considered a sale of the Products at the weighted average Net Sales price for Products during the preceding quarter.

     In the event that a Product is sold in the form of a combination product containing one or more active ingredients other than a component whose discovery or development was Enabled by GTC (a "Combination Product"), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Product if sold separately by SC, an Affiliate or a sublicensee and containing a component whose discovery or development was Enabled by GTC as the only active ingredient and B is the invoice price of any other active component or components in the Combination Product if sold separately by SC, an Affiliate or a sublicensee. In the event that the Product is sold in the form of a Combination Product containing one or more active ingredients other than a component whose discovery or development was Enabled by GTC and one or more such active ingredients of the Combination Product are not sold separately, then the above formula shall be modified such that A shall be the total manufacturing cost to SC, its Affiliate or sublicensee of the Product and B shall be the total manufacturing cost to SC, its Affiliate, sublicensee or other supplier of any other active component or components in the Combination Product. Notwithstanding the foregoing, (i) biologically active ingredients shall not include diluents, vehicles or adjuvants and (ii) in no event shall Net Sales for any Combination Product calculated under this provision be less than fifty percent of the invoice price of such Combination Product.

     In the event that SC, its Affiliates or permitted sublicensees sell Products pursuant to an agreement with an independent customer specifying, for a combination of products or services, a single price, other terms of purchase not separately identifying either a price per product or the effective deductions referred to above per product or a price for units of the Products which is discounted below SC's, its Affiliates' or its permitted sublicensee's standard invoice price per unit of the Products by at least five (5) percentage points more than the amount that any other product or service included in the arrangement is discounted below such other product's or service's standard invoice price, then GTC and SC will determine a mutually agreeable method of calculation so that a fair and reasonable portion of the aggregate purchase price is allocated to the Product(s) included in any such arrangement.

     1.19. "OTHER PRODUCT" shall mean any product which is based upon genes or proteins contained in the GTC Database, other than a Diagnostic Product, Pharmaceutical Product or Vaccine Product, and which (i) contains a component which is covered by one or more Valid Claims included within the Product Patent Rights or (ii) contains a component whose discovery or development was Enabled by GTC.

     1.20. "OVERALL RESEARCH PLAN" shall mean the research plan agreed upon by the Joint Research Committee pursuant to Section 4.6.1 hereof, as it may be subsequently amended, improved or modified from time to time, the draft of which is attached hereto as EXHIBIT A1 (the "Draft Overall Research Plan").

     1.21. "PHARMACEUTICAL PRODUCT" shall mean any product used to treat
disease (whether related to     *      or    * or not) which (i) contains a
component which is covered by one or more Valid Claims included within the Product Patent Rights or (ii) contains a component whose discovery or development was Enabled by GTC.

     1.22. "PHARMACEUTICAL PRODUCT CLASS" shall mean any one of the following three classes of Pharmaceutical Products: (i) broad spectrum
antibiotics; (ii) narrow spectrum antibiotics; and (iii)      *      products.

     1.23. "PRODUCT" shall mean collectively Pharmaceutical Products, Vaccine Products, Other Products, or any one or more of them, but shall not include Diagnostic Products.

     1.24. "PRODUCT CATEGORY" shall mean any one of the following two categories of Products: (i) Pharmaceutical Products, including products in any Pharmaceutical Product Class, and (ii) Vaccine Products.

     1.25. "PRODUCT PATENT RIGHTS" shall mean (a) the United States and foreign patent applications filed covering Products (including components thereof) or biological targets discovered and/or developed during the course of the Research Collaboration or during the course of SC's performance of its development obligations under Article 5 of this Agreement, (b) any United States patents and foreign patents issuing from such patent applications and
(c) any continuations, continuations-in-part directed to subject matter specifically described in such patent applications, divisionals, reissues or extensions of any of the foregoing. Product Patent Rights shall not include any of the foregoing to the extent that they are specifically directed to and cover Diagnostic Products.

     1.26. "RESEARCH COLLABORATION" shall mean the period of time during which GTC alone or GTC and SC shall perform the work described under the Research Plan. The first day of the Research Collaboration shall be the Funding Commencement Date.

     1.27. "SC ASSAY TECHNOLOGY" shall mean and include all genomic-based screening assays for anti-infectives discovered and initially reduced to practice or acquired by SC before or during the course of the Research Program, including all proprietary materials (excluding Products), procedures, processes, technical information, know-how, data, formulae, expertise and trade secrets associated therewith.

     1.28. "     *    DATABASE" shall mean GTC's    *     DNA sequence
database and any and all electronic and hard copy data related thereto.

     1.29. "THIRD PARTY" shall mean any entity other than GTC or SC and their respective Affiliates.

     1.30. "VACCINE" shall mean an infectious agent or component(s) thereof administered to a human being or other mammal in order to elicit a protective or therapeutic immune response against an infectious agent, including but not limited to synthetic or recombinantly produced antigens, epitopes or genetic material encoding corresponding antigens or epitopes


* Confidential information omitted and filed separately with the Commission and monoclonal antibodies made against recombinant antigen for passive or post-exposure prophylaxis.

     1.31. "VACCINE PRODUCT" shall mean any Vaccine (whether related to
*    or  *         *   or not) which (i) contains a component which is covered
by one or more Valid Claims included within the Product Patent Rights or (ii) contains a component whose discovery or development was Enabled by GTC.

     1.32. "VALID CLAIM" shall mean a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.


             ARTICLE 2.  SCOPE AND STRUCTURE OF THE COLLABORATION

     2.1. GENERAL. GTC and SC wish to establish a collaborative alliance to develop Pharmaceutical Products and Vaccine Products effective against infectious pathogens. During the course of this collaboration, GTC and SC shall communicate regularly and shall assume different rights and responsibilities for the development of Products, all as more specifically described below.

     2.2. RIGHT OF FIRST NEGOTIATION. In the event that during the Research Collaboration, GTC determines, in its sole discretion either alone or in consultation with SC, that it desires to enter into a collaboration with a Third Party with respect to research, development, use, manufacture, or sale of
any compounds directed against    *    as their primary indication, which
compounds have been derived or otherwise acquired by GTC without use of the GTC Databases or any information provided by SC and separate from the activities of the Research Collaboration as demonstrated by written records, then SC shall have the right of first negotiation (the "First Negotiation Right") to enter into such collaboration with GTC. GTC shall notify SC in writing of its determination to enter into such a collaboration (the "First Notice"). Unless
SC shall have waived the First Negotiation Right in writing within        *
following receipt by SC of the First Notice, GTC and SC shall negotiate in good faith a term sheet for such collaboration for an additional period of up
to        *        and a definitive agreement for such collaboration for an
additional period of up to              *            .  If, at the end of
either of such periods, GTC and SC are unable to agree on terms for the collaboration then, unless the parties agree to extend the negotiation period, GTC shall promptly deliver to SC a final proposal detailing the terms on which it would enter into such a collaboration (the "Final Proposal"). SC shall have
*                            *         from receipt of the Final Proposal to
notify GTC of its willingness to enter into an arrangement on such terms.
If SC does not so notify GTC, then GTC shall be free to enter into a collaboration for the relevant compounds with a Third Party; provided, however, that,
                                       *
                                       *
                                       *
          *         , then (i) GTC shall                    *
          *         , (ii) SC shall                         *

*  Confidential information omitted and filed separately with the Commission

                                *
                   *                    , and (iii) *
                                       *
                                       *
                                       *
                                *
      *

     2.3. ACKNOWLEDGMENT OF OTHER COLLABORATIONS. SC acknowledges that GTC is currently engaged in certain research collaborations with Third Parties and intends to enter into additional research collaborations in the future. GTC agrees to use commercially reasonable efforts to
 *
                                *
                    *


                 ARTICLE 3.  LICENSE GRANTS; MARKETING RIGHTS

     3.1. Grant of Rights by GTC to SC.
          -----------------------------

          3.1.1. EXCLUSIVE GRANT FOR GTC DATABASES AND PRODUCT PATENT RIGHTS. Subject to the terms of this Agreement, GTC hereby grants to SC the right of exclusive access to the GTC Databases and the exclusive worldwide right and license under the Product Patent Rights to research, develop, use, manufacture, have manufactured, and sell Pharmaceutical Products, Vaccine Products and Other Products. The rights granted to SC in this Subsection 3.1.1. shall survive the termination of the Research Collaboration and continue for the entire term of this Agreement.

          3.1.2. NON-EXCLUSIVE GRANT FOR GTC TECHNOLOGY AND GTC SOFTWARE. Subject to the terms of this Agreement, GTC hereby grants to SC (i) the non-exclusive right and license to use the GTC Technology to research, develop, use, manufacture, have manufactured, and sell Pharmaceutical Products, Vaccine Products and Other Products and (ii) the non-exclusive right and license to use the GTC Software for the purpose of obtaining access to, pursuing searches in, and/or interpreting or analyzing the data contained in the GTC Databases and other genomic databases which may be or become available to SC, provided, however, that to the extent that the GTC Software incorporates or requires the use of software licensed by GTC from a Third Party, SC shall be responsible for obtaining any necessary license and paying all fees and charges associated with SC's use of any such software licensed from a Third Party. The rights granted to SC in this Subsection 3.1.2 shall survive the termination of the Research Collaboration and continue for the entire term of this Agreement. SC agrees to use the GTC Software only for the internal purposes of SC and its Affiliates, and agrees not to use the GTC Software for processing data for Third Parties or to make the GTC Software available to Third Parties. SC agrees that all copies of the GTC Software will be treated as confidential Information of GTC and agrees to establish reasonable security measures to prevent copies of the GTC Software from being made available to Third Parties.



*  Confidential information omitted and filed separately with the Commission

          3.1.3. SUBLICENSES. SC shall have the right to grant sublicenses under (i) the GTC Databases and Product Patent Rights to Affiliates of SC and, with the prior written consent of GTC which shall not be unreasonably withheld, to Third Parties and (ii) under GTC Technology and GTC Software to Affiliates of SC, provided, however, that in either case each such sublicensee shall execute a written agreement pursuant to which it assumes the applicable obligations of SC hereunder.

     3.2. GRANT OF RIGHTS BY SC TO GTC. Subject to the terms of this Agreement, SC hereby grants to GTC the perpetual, non- exclusive, royalty-free right and license to use the SC Assay Technology for GTC's internal research programs; provided, however, that GTC shall have no right to use the SC Assay Technology in research collaborations with Third Parties, to grant sublicenses with respect to the SC Assay Technology or to sell or otherwise transfer any interest in the SC Assay Technology to any Third Party.

     3.3. RESERVATION OF RIGHTS. Notwithstanding the rights granted to SC under this Article 3, GTC at all times reserves the right to (i) use the GTC Databases, Product Patent Rights, GTC Technology and GTC Software to research, develop, use, manufacture, have manufactured, and sell Diagnostic Products, including the right to grant licenses with respect to any such intellectual property rights for such purpose, (ii) use the GTC Databases, Product Patent Rights, GTC Technology and GTC Software to research, develop, use, manufacture, have manufactured, and sell

*                                          *
                             and (iii) search and otherwise access the GTC
Databases and utilize information contained therein in GTC's other research programs for purposes of performing comparison searches provided, however, that
GTC does not (a)                                   *

      *      (b)                    *                     or (c) *
                                       *
                                *
                   *

     3.4. NO GRANT OF OTHER TECHNOLOGY OR PATENT RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, genomic sequence data, products, or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement. Any compounds, technology or know-how derived, developed or acquired by either
party independent of the     *     and      *     Databases and/or the Research
Collaboration shall be the property of such party.


              ARTICLE 4.  CONDUCT OF THE RESEARCH COLLABORATION

     4.1. OBLIGATIONS OF THE PARTIES.

          4.1.1. REASONABLE EFFORTS. During the Research Collaboration and thereafter, each of the parties agrees to use its respective commercially reasonable efforts to perform its


* Confidential information omitted and filed separately with the Commission obligations under the Overall Research Plan, each Annual Research Plan and this Agreement in a timely manner.

          4.1.2. DELIVERIES BY GTC. Within thirty (30) days following the Funding Commencement Date, GTC shall deliver to SC electronic and hard copies
of the     *     Database and associated GTC Software and, within ninety (90)
days following the delivery of the   *    Database, the   *    Database, as
well as an outline of the methodologies and procedures used to obtain data and for sequence analysis. Updates of the GTC Databases, including annotations, will be furnished to SC periodically without additional cost during the term of
the Research Collaboration, not less frequently than    *    , if there is
information that requires updating. New releases of GTC Software will be furnished to SC without additional cost during the term of the Research
Collaboration within        *        after GTC's release of such software.
After the end of the Research Collaboration and prior to the termination of the Agreement, SC may request, and GTC agrees to furnish, updates of the GTC Databases, including annotations, and new releases of GTC Software upon such terms and conditions, including the payment by SC of fair and reasonable additional consideration therefor, as may be negotiated in good faith by GTC and SC at the time of any such request.

     4.2. ACCESS TO DATA, INFORMATION EXCHANGE AND REPORTS.   SC will have
direct access to raw sequence data that form part of the GTC Databases and to other work resulting from the Research Collaboration including, but not limited to, targeted sequencing data, comparative sequence data, gene mapping, representational difference analysis data, gene expression and protein expression data, gene mutation data, molecular genetic methodologies and technologies, protein purification procedures and biochemical assay methodologies. Except for electronic access via a computer network pursuant to
Section 4.3 hereof, SC's access shall be during normal business hours and upon reasonable notice, granting SC treatment and priority not less favorable than granted to GTC's other collaborators.

     During the Research Collaboration and thereafter, each party shall keep the other informed as to its progress related to the development of Products by either party or its Affiliates or sublicensees in connection with the Research Collaboration. In a timely manner during the Research Collaboration, each party shall provide the other party with a reasonably detailed report which shall describe the reporting party's progress with respect to its efforts under this Agreement.

     4.3. ELECTRONIC ACCESS TO SCIENTIFIC DATA. To the extent practicable, SC's access to scientific data contemplated by Section 4.2 will at all times be, at the expense of SC, via electronic computer network with twenty-four (24) hours accessibility except for downtime required to maintain or otherwise service the database and under unforeseen circumstances; provided, however, that SC shall take such measures to insure the security of such computer link as GTC shall reasonably request, including, without limitation, restricting access thereto and regulating the information communicated pursuant thereto for purposes of maintaining confidentiality. In addition to electronic access via a computer network, SC shall be entitled to install and maintain for the term of this Agreement electronic copies of the GTC Databases and any updates thereto on computers maintained by SC at SC facilities; provided, however, that prior to any such installation GTC and SC shall agreed upon reasonable


* Confidential information omitted and filed separately with the Commission security measures to be instituted by SC to protect the GTC Databases from access by Third Parties.

     4.4. LEVEL OF EFFORT BY GTC SCIENTISTS.  The Research Collaboration shall
continue for a minimum term of            * Contract Years and may be extended,
at the option of SC, for a total term of     *     Contract Years.   During the
first Contract Year, GTC will provide        *         scientist man-years of
effort (including bioinformatics) for the Research Collaboration.  During the
        *, GTC will provide *                     *   scientist man-years of
effort (including bioinformatics) for the Research Collaboration.  After
completion of the    *    Contract Year, (i) if SC does not elect to extend the
Research Collaboration, the number of GTC scientist man-years (including bioinformatics) committed to the Research Collaboration shall continue at a
minimum of       *     for the final   *           *      of the Research
Collaboration, subject to GTC's right to engage in an orderly wind-down pursuant to Section 11.1.1 hereof, and (ii) if SC elects to extend the Research
Collaboration to a total term of     *     Contract Years, the number of GTC
scientist man-years (including bioinformatics) committed to the Research
Collaboration during each of the       *    and    *    Contract Years shall be
a minimum of     *      .  Any number of scientist man-years in excess of the
minimum applicable to any Contract Year shall be subject to the mutual agreement of GTC and SC.

     4.5. AVAILABILITY OF EMPLOYEES. GTC agrees to make its employees reasonably available at their places of employment to consult with SC on issues arising during the Research Collaboration.

     4.6. JOINT RESEARCH COMMITTEE.

          4.6.1. RESEARCH PLAN. Within thirty (30) days after the Effective Date, a joint committee comprised of three (3) named representatives of each party (the "Joint Research Committee") shall be appointed and shall agree upon an overall written plan for the research and development to be conducted by the parties during the Research Collaboration (the "Overall Research Plan"). The Overall Research Plan shall be consistent with the scope, scale and direction of Draft Overall Research Plan attached hereto as Exhibit A1 and shall establish:

          (i)   the scope of the Research Collaboration;

          (ii) the research objectives, work plan activities and time schedules with respect to identification of novel and essential bacterial genomic targets; and

          (iii) the responsibilities of each party with respect to the work to be performed under the Research Collaboration.

The Overall Research Plan may be revised and updated from time to time as agreed upon by the Joint Research Committee.




*  Confidential information omitted and filed separately with the Commission

           4.6.2. ANNUAL RESEARCH PLANS. Within forty-five (45) days after the Effective Date, the Joint Research Committee shall agree upon a written plan for the specific activities to be conducted in connection with the Research Collaboration during calendar year 1996 (the "Annual Research Plan"). Thereafter, by October 1 of each year during the Research Collaboration beginning with October 1, 1996, GTC shall submit to the Joint Research Committee a written proposed Annual Research Plan for the following calendar year. The Joint Research Committee shall review each such proposal as soon as practicable and shall approve no later than December 31 of such year the final Annual Research Plan for the next succeeding calendar year.

           4.6.3. PERIODIC REVIEWS. The Joint Research Committee shall review the Overall Research Plan on an ongoing basis and may make changes to the Annual Research Plan then in effect; provided, however, the Annual Research Plan then in effect shall not be modified except as agreed in writing by the Joint Research Committee.

           4.6.4. MEMBERSHIP OF JOINT RESEARCH COMMITTEE. The Joint Research Committee shall be comprised of three (3) representatives from each of SC and GTC, with each party's members to be selected by that party. GTC and SC may replace one or more of its representatives on the Joint Research Committee at any time upon written notice to the other party. Unless the parties otherwise agree, the chairmanship of the Joint Research Committee shall rotate at the end of each Contract Year between a representative of GTC and a representative of SC, with a representative of GTC serving as chairman during the first Contract Year. From time to time the Joint Research Committee may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the Joint Research Committee shall agree.

           4.6.5. JOINT RESEARCH COMMITTEE MEETINGS. The Joint Research Committee shall meet six (6) time per year at regular intervals during the term of the Research Collaboration, or more often as agreed upon by both parties, at such locations as the parties may agree upon. Regularly scheduled meetings or special meetings of the Joint Research Team may be in such form (e.g. in person, by telephone or by video conference) as the members of the Joint Research Committee shall agree. At such meetings, the Joint Research Committee shall formulate and review the objectives of the Research Collaboration as expressed in the Overall Research Plan, monitor the progress of the Annual Research Plan toward those objectives and take such other actions as may be specified under this Agreement or as the parties may deem appropriate. With the consent of both parties, other representatives of GTC or SC or their respective Affiliates or, in the case of SC and its Affiliated, their sublicensees, may attend the meetings of the Joint Research Committee as nonvoting observers. Each party shall be responsible for all expenses of its representatives on the Joint Research Committee. The Joint Research Committee shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken and which shall be countersigned by one representative of each party. All records of the Joint Research Committee shall be available to both parties.

           4.6.6. DECISION MAKING. Any approval, determination or other action agreed to by all members of the Joint Research Committee or their respective designees present at the relevant Joint Research Committee meeting shall be the approval, determination or other action of the entire Joint Research Committee. Except as otherwise agreed, all decisions require the approval of all of the representatives of each party, regardless of the number of such representatives present. The Joint Research Committee may, however, delegate to one party or to a specific representative the authority to make certain decisions. In the event of a dispute within the Joint Research Committee, if the members of the Joint Research Committee are unable to resolve such dispute after engaging in good faith negotiations for thirty (30) days, then such dispute shall be resolved in accordance with
Section 13.6 hereof.

     4.7. JOINT PATENT COMMITTEE. A joint committee comprised of one (1) named representatives of each party (the "Joint Patent Committee") shall be appointed and shall meet as needed. A party may change one or more of its representatives to the Joint Patent Committee at any time. Members of the Joint Patent Committee may be represented at any meeting by another member of the Joint Patent Committee, or by a deputy. Additional members of the Joint Patent Committee may be appointed on an ad hoc basis upon the mutual consent of the parties. The Joint Patent Committee shall formulate and supervise the execution of an intellectual property protection strategy with regard to all matters in connection with the Research Collaboration. In any instance in which GTC informs SC in writing that it objects to the filing of any patent application by SC, the filing of such application shall be subject to the prior
written approval of the Joint Patent Committee.   The policies and procedures
set forth in Section 4.6.6 shall apply to the Joint Patent Committee and references to the Joint Research Committee made therein shall be deemed to refer to the Joint Patent Committee for purposes of this Section 4.7.


             ARTICLE 5.  DEVELOPMENT AND MARKETING DUE DILIGENCE

     5.1. DILIGENT DISCOVERY EFFORTS. SC agrees, at its own expense, to use diligent efforts to use the GTC Databases, GTC Technology and GTC Software to discover one or more Lead Compounds for each Product Category. Such diligent efforts shall be comparable to those efforts used by SC for other SC discovery programs with comparable commercial potential, value and development status. Without limiting the foregoing, SC will at a minimum (i) pursue diligent efforts to screen representative compounds, not previously tested, from SC's in-house synthetic and natural product libraries against genomic targets identified by GTC during the Research Collaboration and (ii) in each twelve-month period following the end of Research Collaboration, either (a) screen not
less than      *     * new representative compounds, not previously tested,
against genomic targets identified by GTC during the Research Collaboration or
(b) if new assay development is required, commit at least      *      full time
equivalent scientists to assay development; provided, however, that such minimum screening effort may be suspended in whole or in part at the sole
discretion of SC during any  period in which SC is actively developing    *
*    Lead  Compounds or Development Candidates for each Product Category.

     5.2. DILIGENT DEVELOPMENT EFFORTS. SC agrees, at its own expense, to use diligent efforts to develop and commercialize, either directly or through its Affiliates or permitted sublicensees, the Lead Compounds and Development Candidates selected by it pursuant to Section 5.1. Such diligent efforts shall be comparable to those efforts used by SC for other SC product candidates with comparable commercial potential, value and development status



* Confidential information omitted and filed separately with the Commission and shall include the active conduct of in vivo toxicology trials necessary to obtain approval for use of such compound in human clinical trials or the active conduct of human clinical trials, in each case for at least one Lead Compound or Development Candidate in each Product Category. The selection of Lead Compounds and Development Compounds for development and commercialization shall be in the sole discretion of SC. SC, its Affiliates and permitted sublicensees may, but shall have no obligation under this Agreement to, develop and
commercialize more than       *        in each Product Category at any time
during the term of this Agreement. If SC discontinues development of a Lead Compound or Development Candidate, SC will resume the diligent screening efforts described in Section 5.1 with the objective of selecting a replacement Lead Compound or Development Candidate, as the case may be, and maintaining at
least                          * under active pre-clinical or clinical
development in each Product Category. Such diligent development efforts will continue until marketing approval has been obtained for at least one Product in each Product Category in each Major Market Country.

     5.3. DILIGENT MARKETING AND DISTRIBUTION EFFORTS. SC shall have the exclusive worldwide right to market and distribute the Products. Upon receipt of approval for commercial sale of a Product in any country, SC agrees, at its own expense, to use diligent efforts to launch, promote, market and sell such Product in such country. Such efforts shall be comparable to those efforts used by SC to promote its own products of similar commercial potential, value and development status in such country or a comparable country, as the case may be. Both parties recognize that extenuating circumstances may arise that warrant a delay in launching a Product in a particular country, including but not limited to unfavorable pricing, pricing reimbursement or labelling of the Product in such country. The parties agree that such extenuating circumstances shall be considered in connection with any determination concerning whether SC has fulfilled its obligation to use diligent efforts to launch, promote, market and sell such Product in such country.

     5.4. REPORTS. After the expiration or termination of the Research Collaboration, SC shall provide GTC with reasonably detailed reports which shall describe SC's progress with respect to its development, commercialization and marketing efforts under this Agreement. Such reports shall be furnished semi-annually for the first five (5) years after the expiration or termination of the Research Collaboration and annually thereafter.


                             ARTICLE 6.  PAYMENTS

     6.1. License Fees.
          -------------

          6.1.1. INITIAL LICENSE FEE. Within five (5) business days after the execution of this Agreement, SC shall pay to GTC a license fee in the amount of $3,000,000 United States dollars by certified or bank check or wire transfer for the rights granted hereunder.

     6.2. MILESTONE PAYMENTS. SC shall pay to GTC in United States dollars by certified or bank check or wire transfer the milestone payments described below as and when the corresponding milestones are achieved:


*  Confidential information omitted and filed separately with the Commission

          6.2.1.     *     PAYMENTS.  SC shall pay the following milestone
payments to GTC within ten (10) business days of receipt by SC of a written confirmation from the Joint Research Committee that the corresponding milestone (as set forth herein and further defined in EXHIBIT B) has been achieved. The Joint Research Committee shall deliver its written confirmation to SC or deliver to GTC a written statement describing in detail any respect in which the milestone has not been achieved within thirty (30) days following receipt by the Joint Research Committee of a written statement from GTC claiming the accomplishment of the corresponding milestone supported by adequate documents providing reasonable detail concerning the accomplishment of the such milestone. The milestone payments set forth under this Section 6.2.1 shall be
payable      * during the term of this Agreement.


           ---------------------------------------------------
                     Milestone               Payment
           ===================================================
                         *                      *
                         *
           ---------------------------------------------------
                         *                      *
                         *
           ---------------------------------------------------
                         *                      *
                         *
           ---------------------------------------------------
                         *                      *
                         *
                         *
                         *
           ---------------------------------------------------
                         *                      *
                         *
                         *
           ---------------------------------------------------

          6.2.2.         *    PAYMENTS.  SC will immediately notify GTC upon
the accomplishment of the following milestones and, within thirty (30) days following the accomplishment of each milestone, SC shall make the corresponding milestone payment. Each milestone payment set forth in this Section 6.2.2
shall be made (i)          *                                  * and (ii)
* ; provided, however, that under no circumstances shall any of the milestone payments set forth in this Section 6.2.2 *
; and provided, further, that milestone payments                 *
                              *
          *                in the Research Collaboration.


           ---------------------------------------------------
                     Milestone               Payment
           ===================================================
                         *                      *
           ---------------------------------------------------
                         *                      *
           ---------------------------------------------------



*  Confidential information omitted and filed separately with the Commission

           ---------------------------------------------------
                         *                      *
           ---------------------------------------------------
                         *                      *
                         *
           ---------------------------------------------------
                         *                      *
                         *
           ---------------------------------------------------
                         *                      *
           ---------------------------------------------------
                         *                      *
           ---------------------------------------------------



     6.3. Research Funding.
          ----------------

          6.3.1. FUNDING DURING FIRST   *   CONTRACT YEARS.  During the
first    *   Contract Years, SC will pay GTC      * United States dollars per
year by certified or bank check or wire transfer for funding of the sponsored research outlined in the Overall Research Plan. Such amounts shall be payable
in advance in four quarterly payments of              *      United States
dollars each, with the first quarterly payment due within fifteen (15) days after the Funding Commencement Date. In the event that the parties agree to exceed the number of scientist man-years set forth in Section 4.4 hereof in
*    of the first *   Contract Years, in addition to the amounts set forth in
this Sections 6.3.1, SC shall reimburse GTC at the rate of     * United States
dollars per man-year for each such additional scientist (including bioinformatics) engaged in the Research Collaboration. Such payments shall be made in accordance with the procedure set forth in Section 6.3.2.

          6.3.2. FUNDING AFTER THE     *     CONTRACT YEAR.  After the
completion of the      *     Contract Year, SC will reimburse GTC at the rate
of      *      United States dollars per man-year for each scientist
(including bioinformatics) engaged in the Research Collaboration, such reimbursement to be indexed to reflect changes in GTC's actual cost of
performing research during the first    *   Contract Years.  Reimbursements
will be payable by certified or bank check or wire transfer in advance of each quarter of such Contract Year in which the work is to be performed based on reasonable estimates. Payments for partial quarters shall be prorated. After
the completion of the *       Contract Year, GTC will, within forty-five (45)
days after the end of each quarter of a Contract Year, provide SC with a written report specifying the scientists engaged in the Research Collaboration, the time devoted thereto by each of them during the preceding quarter, a
calculation of the amount due to GTC from SC for such   quarter and the debit
or credit balance at the end of such quarter. Debit balances shall reduce the estimated payment to be made by SC for work under the Research Collaboration in the next quarter and credit balances shall be paid by SC to GTC within fifteen
(15) days after the receipt of GTC's written report.

          6.3.3. ADDITIONAL EXPENDITURES. In the event that the scope, scale or direction of the Research Collaboration as described in the draft Overall Research Plan attached hereto as EXHIBIT A1 changes after the Effective Date, any additional expenditures required to be made by GTC to support the Research Collaboration shall be funded by SC. All changes in the scope, scale or direction of the Research Collaboration which may trigger additional funding by SC shall be approved in advance by the Joint Research Committee. If such

* Confidential information omitted and filed separately with the Commission additional payments relate to items of capital equipment or Third Party software which are reasonably anticipated to be used by GTC to a greater extent outside the Research Collaboration than within the Research Collaboration, then GTC and SC shall negotiate in good faith regarding the allocation of such costs between GTC and SC; provided, however, that GTC cannot not be required to contribute to such costs without its consent. Any payments which become due under this Subsection shall be made in United States dollars quarterly in advance by certified or bank check or wire transfer.

     6.4. ROYALTIES PAYABLE BY SC AND ITS AFFILIATES AND SUBLICENSEES. Following the First Commercial Sale of any Product, SC will pay, on a quarterly basis, a royalty in the amounts set forth below on Net Sales of the Products during the previous quarter.

          6.4.1. ROYALTIES ON NET SALES OF THE PRODUCTS.  In consideration of the licenses granted to SC, SC shall pay to GTC a royalty in the amount of
(i)           *              on cumulative Net Sales by SC, its Affiliates and
sublicensees of less than        *         and (ii)            *            on
cumulative Net Sales by SC, its Affiliates and sublicensees equal to or greater
than      *      .  In the event that a Product comprises a Lead Compound or derivatives or analogues thereof initially discovered to have activity against
a GTC-identified target during the first    *    Contract Years, the royalty
rate on Net Sales of such Product payable pursuant to the preceding sentence
shall be increased by          *         .

          6.4.2. SUBLICENSES. If SC grants a sublicense hereunder to any Third Party to make, have made, use, or sell Products in any country, SC shall
(i) pay to GTC       * *        of the fair market value of all consideration
received by SC from such Third Party in connection therewith which are not based upon Net Sales of the Products by such Third Party in such country and
(ii)(A) pay to GTC royalties on Net Sales of the Products sold by such Third Party in such country or (B) provide in such sublicense that such sublicensee shall pay to GTC royalties on Net Sales of the Products sold by such sublicensee in such country, in either case at the royalty rate set forth in
Section 6.4 that would be applicable had such sales been made by SC, and provided that in either case, SC shall remain liable for the timely payment of all such royalties.

          6.4.3. ADJUSTMENTS FOR THIRD PARTY ROYALTIES.  If SC is required to pay royalties and/or lump sum license fees to Third Parties for rights under patents necessary to make or sell the Products, it may deduct an amount equal
to up to *               of such royalties and/or lump sum license fees from
the royalties due GTC under Section 6.4, provided, however that the aggregate royalties due to GTC under this Agreement may not be reduced by more than
* in any given quarter by all deductions or credits allowed under this Agreement.

          6.4.4. ROYALTY REPORTS, EXCHANGE RATES. During the term of this Agreement following the First Commercial Sale of any Product, SC shall within sixty (60) days after each calendar quarter furnish to GTC a written quarterly report showing: (i) the gross sales of the Products sold by SC and its Affiliates and sublicensees during the reporting period and the calculation of Net Sales from such gross sales; (ii) the sublicense payments received by SC during the reporting period; (iii) the royalties and other payments payable in United States dollars which shall have accrued hereunder in respect of such sales and sublicense


* Confidential information omitted and filed separately with the Commission payments; (iv) withholding taxes, if any, required by law to be deducted in respect of such royalties and sublicense payments; (v) the dates of the First Commercial Sales of Products in any country during the reporting period; and (iv) the exchange rates used in determining the amount of United States dollars payable hereunder. Royalties payable on sales in countries other than the United States shall be calculated by multiplying the appropriate royalty rate times the sales in each currency in which they are made and converting the resulting amount into United States dollars at the rates of exchange used by SC for reporting such sales for United States financial statement purposes. If no royalty or payment is due for any royalty period hereunder, SC shall so report. SC shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

           6.4.5. AUDITS. Upon the written request of GTC, SC shall permit an independent certified public accountant selected by GTC and acceptable to SC, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of SC as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than twenty-four (24) months prior to the date of such request. GTC and SC shall use commercially reasonable efforts to schedule all such verifications within forty-five (45) days after GTC makes its written request. All such verifications shall be conducted at GTC's expense and not more than once in each calendar year. In the event GTC's independent certified public accountant concludes that additional royalties were owed to GTC during such period, the additional royalty shall be paid by SC within thirty (30) days of the date GTC delivers to SC such independent certified public accountant's written report so concluding. In the event GTC's independent certified public accountant concludes that there was an overpayment of royalties to GTC during such period, the overpayment less the reasonable fees and expenses charged by such representative shall be repaid by GTC within thirty (30) days of the date GTC received such independent certified public accountant's written report so concluding. The fees charged by such independent certified public accountant shall be paid by GTC unless the audit discloses an underpayment of the royalties payable by SC for the audited period of more than five percent (5%), in which case SC shall pay the reasonable fees and expenses charged by such representative. SC shall include in each Third Party sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to SC, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by GTC's independent certified public accountant to the same extent required of SC under this Agreement. GTC agrees that all information subject to review under this Section 6.4.5 or under any sublicense agreement is confidential and that GTC shall cause its independent certified public accountant to retain all such information in confidence. GTC's independent certified public accountant shall only report to GTC as to the computation of the royalties and other payments due to GTC under this Agreement and shall not disclose to GTC any other information of SC or its sublicensees.

           6.4.6. ROYALTY PAYMENT TERMS. Royalties shown to have accrued by each royalty report provided for under this Agreement shall be due sixty (60) days after the end of each calendar quarter. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing with respect to any prior quarter shall be added, together with interest thereon accruing under this Agreement from the date of the report for the quarter for which such amounts are owing, to the next quarterly payment hereunder.

     6.5. ROYALTIES PAYABLE BY GTC. Following the First Commercial Sale of any Other Product by GTC or its Affiliates, GTC will pay to Schering Corporation,
on a quarterly basis, a royalty in the amount of        *          on Net
Sales, subject to the terms and conditions of Sections 1.19, 6.4.3 through 6.4.6, and 6.6 through 6.8 hereof. For purposes of this Section 6.5, all references to SC in the aforementioned sections of this Agreement shall be deemed to refer to GTC and vice-versa.

     6.6. WITHHOLDING TAXES.  SC shall                *
                                        *
     *     .  SC shall                          *
                        *                               including but not
limited to any such taxes or charges    incurred as a result of an assignment
or sublicense by SC to any Affiliate or any Third Party                *
 .  SC shall           *
            *
The parties will exercise their best efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any treaties applicable to any payment made hereunder.

     6.7. BLOCKED CURRENCY. If transfer of amounts payable hereunder to United States dollars is subject to administrative authorization, SC shall promptly file the transfer application with the competent authorities supported by all requisite documentation, and use its reasonable efforts to obtain such authorization and effect the remittance within the applicable period set forth under this Article 6; provided, however, that nothing in this Section 6.7 shall relieve SC from its obligation to pay any amounts payable hereunder within the applicable period set forth under this Article 6.

     6.8. ALLOCATION OF PAYMENTS BY SC. Fifty percent (50%) of all payments to be made by SC to GTC pursuant to this Article 6 shall be paid by Schering Corporation and the balance shall be paid by Schering-Plough Ltd.; provided, however, that Schering Corporation and Schering-Plough Ltd. are jointly and severally liable for any and all amounts payable by SC to GTC pursuant to this
Article 6.

     6.9. INTEREST ON LATE PAYMENTS. Any payments by SC to GTC that are not paid on or before thirty (30) days after the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at one and one half percent (1.5%) per month, calculated on the total number of days payment is delinquent; provided, however, that interest shall not accrue pursuant to this Section 6.8 on any amounts payable under this Agreement with respect to which payment is disputed in good faith; provided further that interest shall accrue pursuant to this Section 6.8 once such dispute has been resolved if payment is not made promptly thereafter.


*  Confidential information omitted and filed separately with the Commission

                      ARTICLE 7.  INTELLECTUAL PROPERTY

     7.1. OWNERSHIP OF INTELLECTUAL PROPERTY. Subject to the rights and licenses granted under this Agreement (i) GTC shall retain ownership of the GTC Databases, the GTC Technology and the GTC Software and (ii) SC shall retain ownership of the SC Assay Technology and Product Patent Rights.

     7.2. Filing, Prosecution and Maintenance of Product Patent Rights.
          ------------------------------------------------------------

          7.2.1. PROSECUTION AND MAINTENANCE OF PRODUCT PATENT RIGHTS. SC shall be responsible for the filing, prosecution (including oppositions) and maintenance of the Product Patent Rights at its expense in its own name; provided, however, that the filing, prosecution (including oppositions) and maintenance of Product Patent Rights relating to Other Products shall be at SC's expense in GTC's name. SC shall consult with GTC and keep GTC fully informed of important issues relating to the preparation, filing, prosecution and maintenance of such patent applications and the patents related thereto, including SC's patent strategy with respect to both existing and future patent applications, patents and patent extensions, and shall furnish to GTC copies of documents relevant to such preparation or filing (such copies of documents with respect to initial patent filings to be furnished to GTC sufficiently prior to filing such document or making any payment due thereunder to allow for review and comment by GTC, and SC shall seriously consider all GTC comments on such initial patent filings) and, upon GTC's request, copies of documents relevant to such prosecution or maintenance; and provided, further, that in any instance in which GTC informs SC in writing that it objects to the filing of any patent application by SC, the filing of such application shall be subject to the prior written approval of the Joint Patent Committee pursuant to Section 4.7 hereof. If SC elects not to continue to seek or maintain patent protection on any patent or patent application included in the Product Patent Rights in any country, GTC shall have the right, at its option and expense, with the reasonable assistance of SC to file, prosecute (including oppositions) and maintain such patent applications and patents; provided, however, that the rights of the parties with respect to any such Product Patent Rights shall in all other respects be as described in this Agreement. SC will advise GTC of all decisions taken with respect to any such election in a timely manner in order to allow GTC to protect its rights under this Section 7.1.1.

          7.2.2. ABANDONMENT; FAILURE TO PAY. SC agrees that it will not abandon the prosecution of any patent applications included within the Product Patent Rights nor shall it fail to make any payment or fail to take any other action necessary to maintain a patent under the Product Patent Rights unless it has notified GTC in sufficient time for GTC to assume such prosecution or make such payment.

          7.2.3. COOPERATION. Each party shall make available to the other party (or to the other party's authorized attorneys, agents or representatives), its employees, agents or consultants to the extent reasonably necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents as set forth in this Section
7.1 for periods of time reasonably sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other party.


*  Confidential information omitted and filed separately with the Commission

     7.3. INFRINGEMENT BY OTHERS; PROSECUTION BY SC. GTC and SC shall each promptly notify the other in writing of any alleged or threatened infringement of patents or patent applications included in the Product Patent Rights of which they become aware, and the parties shall consult concerning the action to be taken. SC shall have the right, but not the obligation, to prosecute at its own expense any such infringement. Any recovery or damages derived from such action shall be used (i) first to reimburse SC for all legal expenses relating to the suit and (ii) second to pay GTC the royalty it would have been entitled to receive had the sale of such infringing products been sales of Products
licensed by SC hereunder.     *
                *                                  .

     7.4. INFRINGEMENT BY OTHERS; PROSECUTION BY GTC. If, within six (6) months after SC first becomes aware of any infringement of the Product Patent Rights, SC fails to cause such infringement to terminate or to bring a suit or action to compel termination, GTC shall have the right, but not the obligation, to bring such suit or action to compel termination at the sole expense of GTC. In such event, GTC shall have the right, if SC is a legally indispensable party, to bring such suit or action in the name of SC. Any recovery or damages in such suit shall be retained by GTC.

     SC shall have the right, prior to the commencement of the trial of any suit or action brought by GTC, to join any such suit or action and, in such event, shall pay one-half of the entire cost of such suit or action. Provided that SC has joined in the action and shared the costs thereof as stated in the preceding sentence, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of SC, which consent shall not unreasonably be withheld. Any recovery or damages derived from such action shall be used (i) first to reimburse GTC for all legal expenses relating to the suit and (ii) second to pay GTC the royalty it would have been entitled to receive had the sale of such infringing products been
sales of Products licensed by SC hereunder.                * *    of any
remaining recovery or damages shall thereafter be retained by GTC and the balance shall be distributed to SC.

     7.5. COOPERATION IN INFRINGEMENT ACTIONS. In any infringement suit which either party may institute to enforce the Product Patent Rights pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like. GTC's cooperation in any suit initiated by SC shall be at SC's expense. SC's cooperation in any suit initiated by GTC shall be at GTC's expense.

     7.6. TRADEMARKS. SC shall be free to use and to register in any trademark office in the world any trademark for use with Products it desires in its sole discretion. SC shall own all right, title and interest in and to any such trademark in its own name or that of its designated Affiliate during and after the term of this Agreement.


*  Confidential information omitted and filed separately with the Commission

                          ARTICLE 8.  CONFIDENTIALITY

     8.1. Nondisclosure Obligations.
          -------------------------

          8.1.1. GENERAL. Except as otherwise provided in this Article 8, during the term of this Agreement and for a period of ten (10) years thereafter, the parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) GTC Databases, (ii) the SC Assay Technology, (iii) any other information and data received from the other party resulting from or related to the Research Collaboration and the Products and (iv) all information and data not described in clauses (i), (ii) or (iii) but supplied by the other party under this Agreement marked "Confidential." For purposes of this Article 8, information and data described in clauses (i),
(ii), (iii) or (iv) shall be referred to as "Information."

          8.1.2. LIMITATIONS. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this
Agreement: (i) a party may disclose Information it is otherwise obligated under this Section 8.1 not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis and on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and (ii) a party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, Products pursuant to this Agreement. The obligation not to disclose Information shall not apply to any part of such Information that:
(i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or its Affiliates or sublicensees; (ii) can be shown by written documents to have been disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party to this Agreement pursuant to a confidentiality agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party to this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement; or
(v) is disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, provided, however, that the receiving party notifies the other party immediately upon receipt thereof, giving such other party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Information and provided, further, that the disclosing party furnishes only that portion of the Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the other party.

     8.2. SAMPLES. Samples of genes, other biological targets, antigens or compounds identified, sequenced, synthesized, purified or developed in the course of the Research Collaboration shall not be supplied or sent by either party to any Third Party, other than to regulatory agencies or for use in clinical trials, unless such release is approved by a member of the Joint Research Committee from the other party and protected by an appropriate materials transfer agreement substantially similar to the form of Material Transfer Agreement attached hereto as EXHIBIT C. Samples of materials other than those described above provided by one party (the "supplying party") to the other party (the "receiving party") in the course of the Research Collaboration shall not be supplied or sent by the receiving party to any Third Party, other than to regulatory agencies or for use in clinical trials, without the written consent of the supplying party.

     8.3. INJUNCTIVE RELIEF. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 8 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 8.


                  ARTICLE 9.  REPRESENTATIONS AND WARRANTIES

     9.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GTC. GTC represents and warrants to and covenants with SC that:

          9.1.1. GTC is a corporation duly organized, validly existing and in corporate good standing under the laws of Massachusetts;

          9.1.2. GTC has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to SC in this Agreement;

          9.1.3. GTC has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

          9.1.4. upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of GTC enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

          9.1.5. the performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

          9.1.6. to the best of GTC's knowledge but without independent investigation, the performance of GTC's obligations under this Agreement, including without limitation *
                        *                                       ;


*  Confidential information omitted and filed separately with the Commission

          9.1.7. GTC will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement; and

          9.1.8. GTC will not during the term of this Agreement          *
                                        *
                        *               , including without limitation     *
                                        *
                                        *
                                *                       GTC is currently    *
                                        *
                                *                       .

     9.2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SC. SC represents and warrants to and covenants with GTC that:

          9.2.1. SC are corporations duly organized, validly existing and in corporate good standing under the laws of New Jersey and Switzerland, respectively;

          9.2.2. SC has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to GTC in this Agreement;

          9.2.3. SC has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

          9.2.4. upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of SC enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

          9.2.5. the performance of its obligations under this Agreement will not conflict with SC's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

          9.2.6. SC will not after the Effective Date enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

     9.3. VALIDITY AND SCOPE. Nothing in this Agreement shall be construed as a warranty or representation by either party as to the validity or scope of any GTC Technology, GTC Databases, GTC Software or Product Patent Rights.

     9.4. WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY GTC TECHNOLOGY, GTC DATABASES, GTC SOFTWARE,


*  Confidential information omitted and filed separately with the Commission

PRODUCT PATENT RIGHTS, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

     9.5. LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY, NEITHER GTC NOR SC WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.


                             ARTICLE 10.  INDEMNITY

    10.1. SC INDEMNITY OBLIGATIONS. SC agrees to defend, indemnify and hold GTC, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses arising as a result of: (a) actual or asserted violations of any applicable law or regulation by SC, its Affiliates or sublicensees by virtue of which the Products manufactured, distributed or sold hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the Products by SC, its Affiliates or sublicensees; or (c) a Product recall ordered by a governmental agency or required by a confirmed Product failure as reasonably determined by the parties hereto.

    10.2. LIMITATION ON SC INDEMNITY OBLIGATIONS. GTC, its Affiliates and their respective employees and agents shall not be entitled to the indemnities set forth in Section 10.1 where the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent or intentional act or omission by GTC, its directors, officers, employees or authorized agents.

    10.3. PROCEDURE. If GTC or any of its Affiliates or their respective employees or agents (the "Indemnitee") intends to claim indemnification under this Article 10, the Indemnitee shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 10. The Indemnitee under this Article 10, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. The Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

     10.4. INSURANCE. SC shall maintain appropriate product liability insurance with respect to development, manufacture and sales of the Products by SC in such amount as SC customarily maintains with respect to sales of its other products. SC shall maintain such insurance for so long as it continues to manufacture or sell the Products, and thereafter for so long as SC maintains insurance for itself covering such manufacture or sales.


                    ARTICLE 11.  EXPIRATION AND TERMINATION

     11.1. Expiration.
           ----------

           11.1.1. TERM OF RESEARCH COLLABORATION. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 11, the term of the Research Collaboration shall expire thirty (30) months from the Funding Commencement Date; provided, however, that SC may, in its discretion, elect to extend the Research Collaboration for an additional eighteen (18) months. SC
shall deliver written notice to GTC at least *          *       prior to the
expiration of the initial term of the Research Collaboration definitively stating whether SC intends to exercise its option to extend the term of the Research Collaboration. In any event, GTC may, in its discretion, engage in an orderly wind-down of the Research Collaboration, including the reassignment of
the scientists devoted thereto, during the last          *            thereof.


           11.1.2. TERM OF AGREEMENT. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 11, this Agreement shall expire and the licenses granted by GTC to SC hereunder shall become fully
paid, on a Product by Product and country by country basis,                *
after the First Commercial Sale of the relevant Product in the relevant country or, if later, upon the last to expire of any Valid Claim included in the Product Patent Rights with respect to such Product in such country.

     11.2. Events of Default.
           -----------------

           11.2.1. DEFAULT BY EITHER PARTY. An Event of Default shall have occurred upon (i) the occurrence of a material breach (other than a material breach described in clause (ii) hereof or in Section 11.2.2 below) if breaching party fails to remedy such breach within ninety (90) days after written notice thereof by the non-breaching party, or (ii) the bankruptcy, insolvency, dissolution or winding up of a party.

           11.2.2.  Default by SC.  An Event of Default shall have occurred if:
                    -------------


*  Confidential information omitted and filed separately with the Commission

          (i) SC fails to make payments due hereunder, sixty (60) days after GTC delivers written notice thereof to SC specifying such failure and its claim of right to terminate, unless SC makes such payments plus interest within such sixty (60) day period;

          (ii) SC fails to achieve the milestones set forth in Section 5.1 hereof for each of the Product Categories, or fails to diligently develop and commercialize the Lead Compounds and Development Candidates selected by it as required by Section 5.2 hereof, and does not cure such breach within ninety (90) days after GTC delivers written notice thereof to SC specifying such failure; or

          (iii) SC fails to market each approved Product in each Major
     Market Country as required by Section 5.3 hereof and does not cure such breach within ninety (90) days after GTC delivers written notice thereof to SC specifying such failure.

    11.3. Effect of an Event of Default.
          -----------------------------

          11.3.1. Remedies Available to GTC.
                  -------------------------

          (a) UPON MATERIAL BREACH. In the event that an Event of Default described in Section 11.2.1 or Section 11.2.2(i). occurs relating to SC and SC fails to cure such default during any applicable cure period, GTC shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, to either (i) to terminate this Agreement upon notice thereof to SC, in which case (A) the licenses granted to SC pursuant to Article 3 shall terminate, (B) any all Information and materials provided by GTC pursuant to this Agreement shall be promptly returned by SC to GTC, (C) SC shall promptly deliver to GTC all preclinical and clinical data relating to Products owned or controlled by SC and necessary or useful to the development or commercialization of such Products, (D) if SC has obtained any regulatory approvals in any country for the Products, then SC shall, to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to GTC of such regulatory approvals, (E) if SC has filed Product Patent Rights in relating to any Product, then SC shall take all action reasonably necessary to exclusively license all of its right, title and interest in, and transfer possession and control to GTC of, such Product Patent Rights, (F) SC will grant GTC licenses on reasonable and customary terms to be negotiated in good faith by the parties for any technology or know-how developed by SC or its Third Party manufacturer, if any, relating to the manufacture of the Products and (G) if SC has marketed the Products in any country, SC will assign to GTC all of its right, title and interest in any trademark under which SC shall have marketed the Products in such country together with the goodwill associated therewith or (ii) (Y) terminate only Articles 2, 4, 5 and 7, including the Research Collaboration (if not earlier expired pursuant to Section 11.1 hereof), and Sections 6.1 and 6.3 hereof and (Z) convert the licenses granted by GTC to SC pursuant to Article 3 hereof into non-exclusive licenses.

          (b) UPON BREACH OF DEVELOPMENT DUE DILIGENCE OBLIGATIONS. In the event that an Event of Default described in Section 11.2.2(ii) occurs relating to either Product

Category, then GTC shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, to terminate the licenses granted to SC pursuant to Article 3 as to such Product Category, in which case (A) the licenses granted to SC pursuant to Article 3 with respect to such Product Category shall terminate, (B) any all Information and materials provided by GTC pursuant to this Agreement which pertain solely to such Product Category shall be promptly returned by SC to GTC, (C) SC shall promptly deliver to GTC all preclinical and clinical data relating to all Products in such Product Category owned or controlled by SC and necessary or useful to the development or commercialization of such Products,
(D) if SC has obtained any preliminary or final regulatory approvals in any country for Products in such Product Category, then SC shall, to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to GTC of such regulatory approvals, (E) if SC has filed Product Patent Rights in relating to any Product in such Product Category, then SC shall take all action reasonably necessary to exclusively license all of its right, title and interest in, and transfer possession and control to GTC of, such Product Patent Rights, (F) SC will grant GTC licenses on reasonable and customary terms to be negotiated in good faith by the parties for any technology or know-how developed by SC or its Third Party manufacturer, if any, relating to the manufacture of the Products in such Product Category and (G) if SC has marketed any Products in such Product Category in any country, SC will assign to GTC all of its right, title and interest in any trademark under which SC shall have marketed such Products in such country together with the goodwill associated therewith. In the event that an Event of Default described in Section 11.2.2(ii) occurs relating to both Product Categories, then the provisions of
Section 11.3.1(a) shall apply.

          (c) UPON BREACH OF MARKETING DUE DILIGENCE OBLIGATIONS. In the event that an Event of Default described in Section 11.2.2(iii) occurs relating SC's obligation to market each approved Product in each Major Market Country, then GTC shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, to terminate the licenses granted to SC pursuant to Article 3 as to such Product in the Major Market Country with respect to which the Event of Default occurred, in which case (i) the licenses granted to SC pursuant to
Article 3 shall terminate as to such Product (A) in the Major Market Country with respect to which the Event of Default occurred and (B) in all other countries in which SC is not at the time of such termination using diligent efforts to market such Product (collectively, the "Terminated Countries"), (ii) if SC has filed Product Patent Rights in any Terminated Country with respect to such Product, then SC shall, to the extent legally permissible, take all action reasonably necessary to exclusively license all of its right, title and interest in, and transfer possession and control to GTC of, such Product Patent Rights (or an undivided interest therein in such Product Patent Rights also cover Products as to which SC retains its license rights under this Agreement),
(iii) if SC has obtained any regulatory approvals for such Products in any Terminated Country, then SC shall, to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in, and transfer possession and control to GTC of, such regulatory approvals and (iv) SC will assign to GTC all of its right, title and interest in any trademark under which SC shall have registered for use with such Product in such Terminated Country together with the goodwill associated therewith. In the event that SC fails to market the Products in all Major Market Countries pursuant to Section 5.3, then the provisions of Section 11.3.1(a) shall apply.

          (d)             *             .  In the event that GTC exercises its
rights under Section 11.3.1 and utilizes the preclinical and clinical data, regulatory approvals, Product Patent Rights, manufacturing technology or know-how or trademarks obtained by it to develop and commercialize Products, either directly or through one or more corporate partners, then *
, and upon the other terms and conditions,              *
        *
provided, however, that                 *
                                        *
                                        *
        *

           11.3.2. REMEDIES AVAILABLE TO SC. In the event that GTC materially breaches its obligations pursuant to Section 11.2.1, and GTC fails to cure such breach within the applicable cure period, then SC shall have the right, at its option exercisable in its sole discretion, to seek any rights or remedies available to it at law or in equity, subject to the limitations set forth in
Section 9.5 and Section 13.6 hereof.

     11.4.              *          SC.  SC may                * after the
expiration of                   * upon          *            prior written
notice to GTC.

     11.5. EFFECT OF EXPIRATION OR TERMINATION OF RESEARCH COLLABORATION.
Upon the expiration or termination of the Research Collaboration, GTC's obligation to provide updates to the GTC Databases, the GTC Technology and the GTC Software shall terminate but all licenses to SC to continue to use the GTC Databases, the GTC Technology and the GTC Software as they exist on the termination of the Research Collaboration shall continue in full force and effect for the remaining term of the Agreement.


*  Confidential information omitted and filed separately with the Commission

     11.6. EFFECT OF EXPIRATION OR TERMINATION OF AGREEMENT. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

           11.6.1. SURVIVAL OF PROVISIONS UPON EXPIRATION. The provisions of Articles 7, 8, 10 and 11 and Sections 9.4, 9.5, 13.6 and 13.11 hereof shall survive the expiration of this Agreement.

           11.6.2. SURVIVAL OF PROVISIONS UPON TERMINATION. The provisions of Articles 7, 8, 10 and 11 and Sections 9.4, 9.5, 13.6 and 13.11 hereof shall survive the termination of this Agreement; provided, however, that GTC shall have no obligation to maintain the confidentiality of the GTC Databases in the event that this Agreement is terminated due to breach by SC. The provisions of
Article 6 hereof shall survive the termination of this Agreement until such time as the Agreement would have expired with respect to any Product in any country pursuant to Section 11.1.2 hereof had it not been earlier terminated.


                     ARTICLE 12.  PROVISIONS FOR INSOLVENCY

     12.1. GENERAL. All rights and licenses granted under or pursuant to this Agreement by GTC to SC are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. GTC agrees during the term of this Agreement to maintain and preserve any current copies of all such intellectual property which are in existence and in its possession as of the commencement of a case under Title 11 by or against GTC. If a case is commenced by or against GTC under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, GTC (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, as SC may elect in a written request, immediately upon such request (A) (i) perform all of the obligations provided in this Agreement to be performed by GTC, or (ii) provide to SC copies of all such intellectual property (including all embodiments thereof) held by GTC and such successors and assigns as of the commencement of a case under Title 11 by or against GTC and from time to time thereafter, and (B) not interfere with the rights of SC as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof), including any right of SC to obtain such intellectual property (or such embodiment) from any other entity.

     12.2. REJECTION OF AGREEMENT IN TITLE 11. If a Title 11 case is commenced by or against GTC and this Agreement is rejected as provided in Title 11 and SC elects to retain its rights hereunder as provided in Title 11, then GTC (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee shall provide to SC copies of all such intellectual property (including all embodiments thereof) held by GTC and such successors and assigns immediately upon SC's written request therefor. Whenever GTC or any of its successors or assigns provides to SC any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Article 12, SC shall have the right to perform the obligations of GTC hereunder with respect to such intellectual property, but neither such provision nor such performance by SC shall release GTC from any such obligation or liability for failing to perform it; provided, however, that in such event SC shall not be entitled to compel specific performance by GTC under this Agreement except to the extent of enforcing the exclusivity of the license granted hereunder.

     12.3. ADDITIONAL RIGHTS. All rights, powers, remedies, obligations and conditions of SC provided herein are in addition to and not in substitution for any and all other rights, powers, remedies, obligations and conditions of GTC or SC now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against GTC. SC, in addition to the rights, power and remedies expressly provided herein, shall be subject to all obligations and conditions, and shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The parties agree that they intend the foregoing rights and obligations of SC to apply to the maximum extent permitted by law, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of GTC, or any third party with whom GTC contracts to perform an obligation of GTC under this Agreement, and in, the case of the third party, which is necessary for the development, registration and manufacture of a Product, and (ii) the right to contract directly with any third party described in clause (i) in this sentence to complete the contracted work.


                           ARTICLE 13.  MISCELLANEOUS

     13.1. FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

     13.2. ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the consent of the other party; provided, however, that either GTC or SC may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by such party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated Third Party; provided, however, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     13.3. SEVERABILITY. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.


     13.4. NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.


     If to GTC:          Genome Therapeutics Corporation
                         100 Beaver Street
                         Waltham, Massachusetts  02154
                         Attention: Vice President, Business Development
                         Telephone: 1-617-893-5007
                         FAX:       1-617-893-8277

     with a copy to:     Palmer & Dodge
                         One Beacon Street
                         Boston, Massachusetts  02108
                         Attention: Peter Wirth, Esq.
                         Telephone: 1-617-573-0100
                         FAX:       1-617-227-4420

     If to SC:           Schering Corporation
                         2000 Galloping Hill Road
                         Kenilworth, New Jersey  07033
                         Attention: Vice President, Business Development
                         Telephone: 1-908-298-4030
                         FAX:       1-908-298-5379

     with a copy to:     Legal Director Licensing
                         Schering Corporation
                         2000 Galloping Hill Road
                         Kenilworth, New Jersey  07033
                         Attention: Georgina K. Wertman, Esq.
                         Telephone: 1-908-298-4768
                         FAX:       1-908-298-2927

     13.5. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

     13.6. Dispute Resolution.
           ------------------

           13.6.1. The parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the members of the Joint Research Committee or the Joint Patent Committee, as applicable, will confer at least once and will attempt to resolve the matter. If any such matter arises under Section 4.6 or Section 4.7 hereof and has not been resolved within thirty (30) days, the matter shall be referred to the Senior Vice President of Research and Development (or the equivalent position) of GTC and the President of the Schering-Plough Research Institute (or the equivalent position) of SC (the "Representatives"). If the matter has not been resolved within thirty (30) days by the Representatives, or if the matter arises under other provisions of this Agreement, then the matter shall be referred to the Chief Executive Officers of GTC and SC or their respective designees. If the matter has not been resolved within thirty (30) days of the first meeting of the Chief Executive Officers of the parties (which period may be extended by mutual agreement) concerning such matter, subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 13.6.2.

           13.6.2. All disputes arising in connection with this Agreement shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator appointed in accordance with said Rules. The place of arbitration shall be Boston, Massachusetts if arbitration is requested by SC and Newark, New Jersey if arbitration is requested by GTC. Notwithstanding the above, either party has the right to bring suit in a court of competent jurisdiction against the other party for (i) any breach of such other party's duties of confidentiality pursuant to Article
8 of this Agreement and (ii) any infringement of its own proprietary rights by the other party. Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction. The award of the arbitrator may include compensatory damages against either party, but under no circumstances will the arbitrator be authorized to, nor shall he, award punitive damages or multiple damages against either party. The parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 13.6.1.

     13.7. ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

     13.8. PUBLICITY. GTC and SC each agree not to disclose any terms or conditions of this Agreement to any Third Party without consulting the other party prior to such disclosure. Notwithstanding the foregoing, prior to execution of this Agreement, GTC and SC shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and GTC and SC may disclose such information, as modified by mutual agreement from time to time, without consulting the other party.

     13.9. HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

    13.10. INDEPENDENT CONTRACTORS. It is expressly agreed that GTC and SC shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither GTC nor SC shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

    13.11. AGREEMENT NOT TO SOLICIT EMPLOYEES.  During the term of this
Agreement and for a period of    *     years following the expiration or
termination of this Agreement pursuant to Article 11, GTC and SC agree not to seek to persuade or induce any employee of the other company to discontinue his or her employment with that company in order to become employed by or associated with any business, enterprise or effort that is associated with its
own business                                    *
                                        *
                                        *
     *

    13.12. EXPORTS. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. GTC and SC agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. GTC and SC agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section.

    13.13. WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any


* Confidential information omitted and filed separately with the Commission other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     13.14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officer to execute and deliver this Agreement as of the date first set forth above.


GENOME THERAPEUTICS CORPORATION


By:  /s/ Robert J. Hennessey
   ---------------------------------------
         Robert J. Hennessey

Title:  Chairman & CEO
      ------------------------------------


SCHERING CORPORATION


By:  /s/ David Poorvin
   ---------------------------------------
         David Poorvin
                                                  LEGAL REVIEW
Title:  Vice President                               /s/ GKW
      ------------------------------------



SCHERING-PLOUGH LTD.


By:  /s/ David Poorvin
   ---------------------------------------
         David Poorvin

Title:  Prokurist
      ------------------------------------

                                                                      EXHIBIT A1


                             RESEARCH PLAN FOR 1996





                                       *





*  Confidential information omitted and filed separately with the Commission

                                       *





*  Confidential information omitted and filed separately with the Commission

                                                                      EXHIBIT A2


                 Genome Therapeutics Corporation Research Plan
                                      1996





                                       *





*  Confidential information omitted and filed separately with the Commission

                                                                       EXHIBIT B

           BENCHMARKS FOR     *      MILESTONE PAYMENTS

1.                              *

                                *

2.                              *

                                *
                                *

3.                              *

                                *
                                *
                                *
                                *

4.                              *
                                *

                                *
                                *

5.                              *
                                *

                                *





*  Confidential information omitted and filed separately with the Commission

                                                                       EXHIBIT C

                          MATERIAL TRANSFER AGREEMENT
                          ---------------------------


This MATERIAL TRANSFER AGREEMENT, including the attached Schedules, (collectively the "Agreement") is entered into as of the last date on the signature page hereof (the "Effective Date") by and between the Schering-Plough Research Institute, a Delaware corporation with its office and place of business at 2015 Galloping Hill Road, Kenilworth, New Jersey 07033, (the "SUPPLIER"), and the organization identified on the signature page (the "RECIPIENT").

1.   BACKGROUND.  SUPPLIER has developed and produced certain
     Material (as defined below). RECIPIENT is conducting certain non-commercial Research (as defined below). RECIPIENT desires to obtain samples of the Material for use in conjunction with said Research. SUPPLIER is willing to provide the Material to RECIPIENT on the terms and conditions set forth in this Agreement.

2.   Definitions.
     -----------

     2.1 "CONFIDENTIAL INFORMATION" includes, without limitation any scientific, technical, trade or business information given to one party (the "Receiving Party") by the other party (the "Disclosing Party") which is treated by the Disclosing Party as confidential or proprietary, whether or not such information is labeled or identified as "confidential."

     Confidential Information does not include information:

     (a) in or entering the public domain (through no fault of Receiving party), or
     (b) which is lawfully made available to Receiving Party by an independent third party owing no obligation of confidentiality to Disclosing Party with regard thereto (and such lawful right can be properly demonstrated by Receiving Party), or
     (c) already in Receiving Party's possession at the time of receipt from Disclosing Party (and such prior possession can be properly demonstrated by Receiving Party), or
     (d) which is independently developed by employees of Receiving Party (and such independent development can be properly demonstrated by Receiving Party), or
     (e) which is required by law, regulation, statute, rule, act or order of any governmental authority or agency to be disclosed by Receiving Party.

          To permit Disclosing Party an opportunity to intervene, in order to obtain a protective order or other similar order to limit or prevent disclosures of Confidential Information, Receiving Party shall immediately notify Disclosing Party, in writing, if it is requested by a court order, a governmental agency, or any other entity to disclose Confidential Information in Receiving Party's possession and thereafter Receiving Party shall disclose only the minimum

          Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by Disclosing Party.

     2.2 "DEVELOPMENTS" include, without limitation, ideas, concepts, discoveries, inventions, developments, know- how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data and rights (whether or not protectable under state, federal, or foreign patent, trademark, copyright or similar laws) that incorporate the Material, or that could not have been developed without the use of the Material, or that require the use of the Material, that are discovered, developed, created, conceived or reduced to practice by the RECIPIENT, alone or jointly with others, during the term of this Agreement. Developments include, without limitation, New Substances and New Uses.

     2.3 "MATERIAL" means the material to be transferred from SUPPLIER to RECIPIENT, as described in Schedule A attached to this Agreement, together with any refills of the Material and any progeny and unmodified derivatives of the Material (including, without limitation, expression products, subclones, sub-units or fractionations).

     2.4 "NEW SUBSTANCE" means any material first produced or isolated with or by use of the Material.

     2.5 "NEW USE" means any new use of the Material, including, without limitation, new therapeutic uses or methods of treatment.

     2.6 "RESEARCH" means RECIPIENT's noncommercial research, as described in Schedule B attached to this Agreement.

     2.7 "PROGENY" means an unmodified descent generated from the Material, such as virus from virus, cell from cell, or organism from organism.

     2.8 "UNMODIFIED DERIVATIVE" means substances created by the RECIPIENT which constitute an unmodified functional subunit or product expressed by or generated from the original Material, including, but not limited to, subclones of unmodified cell lines, purified or fractionated subsets of the original Material, proteins expressed by DNA/RNA supplied by SUPPLIER, or monoclonal antibodies secreted by a hybridoma cell line.

     2.9 "MODIFICATIONS" means substances created by the RECIPIENT which contain or incorporate the Material.

     2.10 "COMMERCIAL PURPOSE" means the sale, lease, license, or other transfer of the Material or Modifications to a for-profit organization. Commercial Purposes shall also include uses of the Material or Modifications by any organization, including RECIPIENT, to perform contract research, to screen compound libraries, to produce or manufacture products for general sale, or to conduct research activities that result in any sale, lease, license, or transfer of the Material or Modifications to a for-profit organization. However, industrially sponsored academic research shall not be considered a use of the Material or Modifications for Commercial Purposes per se, unless any of the above conditions of this definition are met.

3. USE OF MATERIAL. RECIPIENT certifies and attests that it will use the Material only in connection with its Research as described in Schedule B, and that the Material will not be used for any other purpose or for any Commercial Purpose. RECIPIENT further attests that no quantity of the Materials will be distributed to any third party without the prior written permission of SUPPLIER.

4.   Acknowledgment.
     --------------

     4.1 RECIPIENT acknowledges that the Material is experimental in nature and may have hazardous properties. RECIPIENT agrees to comply with all laws and regulations applicable to its handling.

     4.2 RECIPIENT acknowledges and agrees that the Material is or may be the subject of a patent or patent application. Except as expressly provided in this Agreement, no licenses or other rights, either expressed or implied, are provided to the RECIPIENT under any patents, patent applications, trade secrets or other proprietary rights of the SUPPLIER. In particular, no express or implied licenses or other rights are provided to use the Material, Modifications, Developments, or any related patent or patent applications of SUPPLIER for any Commercial Purposes.

5. NO WARRANTY. THE MATERIAL IS PROVIDED BY SUPPLIER TO RECIPIENT WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SUPPLIER MAKES NO REPRESENTATION THAT RECIPIENT'S USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. THE MATERIAL IS PROVIDED TO RECIPIENT WITH THE UNDERSTANDING THAT SUPPLIER AND ITS AGENTS, EMPLOYEES AND AFFILIATES, HAVE NO LIABILITY WHATSOEVER IN CONNECTION WITH SUCH MATERIAL OR ITS USE.

6. INDEMNIFICATION. Except to the extent prohibited by law, RECIPIENT assumes all liability for damages which may arise from its use, storage or disposal of the Material. To the extent allowable under applicable law, RECIPIENT agrees to indemnify and hold SUPPLIER harmless from any claims and liabilities which might arise from RECIPIENT's use of the Material, except for those arising from the gross negligence or willful misconduct of SUPPLIER.

7.   Ownership and Grant of Rights.
     -----------------------------

     7.1 MATERIAL. SUPPLIER has developed the Material over a substantial period of time at considerable expense, and the Material is of great importance to SUPPLIER's business. RECIPIENT acknowledges that SUPPLIER is and will at all times remain the owner of the Material.

     7.2 OWNERSHIP OF DEVELOPMENTS. RECIPIENT acknowledges and agrees that all rights, title and interest in and to any and all Developments resulting from RECIPIENT's use of the Materials provided hereunder will belong solely to SUPPLIER, and RECIPIENT will take all steps necessary to enable SUPPLIER to perfect its rights to all such Developments.

     7.3 DISCLOSURE OF DEVELOPMENTS. RECIPIENT will promptly and fully disclose in writing to SUPPLIER any and all Developments. RECIPIENT will keep complete and accurate written records of its Research. At SUPPLIER's request, RECIPIENT will meet with SUPPLIER to discuss the Research. In addition, RECIPIENT will provide SUPPLIER with periodic written summaries of its Research. RECIPIENT acknowledges and agrees that data transmitted to SUPPLIER cannot be considered as confidential.

     7.4 PATENT APPLICATIONS. Any patent applications considered necessary in the reasonable legal and business judgment of SUPPLIER to protect SUPPLIER's proprietary position in any Developments will be prepared and filed by SUPPLIER (jointly in SUPPLIER's and RECIPIENT's names, if jointly invented; solely in SUPPLIER's or RECIPIENT's name, if solely invented) with the expenses of these patent applications being born by SUPPLIER. At SUPPLIER's request and expense, RECIPIENT will cause its interest in any Developments to be assigned to SUPPLIER and will provide SUPPLIER with reasonable assistance in preparing such applications, including causing the execution of any assignments or other documents.

8.   Confidentiality
     ---------------

     8.1  NONDISCLOSURE OF CONFIDENTIAL INFORMATION.  Except as provided in
          Section 9 below, neither party will directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any third party any of the other party's Confidential Information other than in furtherance of this Agreement.

     8.2 PROTECTION. RECIPIENT will exercise all commercially reasonable precautions to protect the integrity and confidentiality of the Material. RECIPIENT will not remove the Material from RECIPIENT's premises except to the extent necessary to fulfill its obligations under this Agreement, and then only with the prior written consent of SUPPLIER.

9.   Publication.
     -----------

     9.1 RIGHT TO PUBLISH; REVIEW BY SUPPLIER. Notwithstanding RECIPIENT's confidentiality obligations under Section 8 above, RECIPIENT will have the right to publish and disclose the final results of the Research. In order to balance this right with SUPPLIER's proprietary interests, RECIPIENT will submit for SUPPLIER's review all manuscripts, abstracts or presentations intended for publication or other public disclosure ("Publications") at least sixty (60) days prior to the date of submission for publication or public disclosure. SUPPLIER will use reasonable efforts to complete its review promptly and will complete its review within sixty (60) days of receipt of the Publications. No Publication shall contain any Confidential Information of SUPPLIER. At SUPPLIER's request RECIPIENT shall delete from its Publications any references deemed by SUPPLIER to be Confidential Information. At the end of this sixty (60) day period, RECIPIENT will have the right to publish the Publications, as amended by SUPPLIER and subject to SUPPLIER's rights under Section 9.2 below.

     9.2 OPPORTUNITY TO FILE PATENT APPLICATIONS. If during its sixty (60) day Publication review period SUPPLIER notifies RECIPIENT that it desires patent applications to be filed on any developments disclosed or contained in the Publications, RECIPIENT will defer publication or other disclosure for a period sufficient to permit SUPPLIER to file any such patent applications, such period not to exceed ninety (90) days from the date of submission of the Publication to SUPPLER.

10.  TERMINATION.
     -----------

     10.1 This Agreement will terminate upon completion of the RECIPIENT's current Research as defined in Section 2.6.

     10.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement for cause at any time upon thirty (30) days prior written notice to the other party. "Cause" means a material breach of this Agreement by the other party where such breach, if curable, is not remedied to the nonbreaching party's satisfaction within such thirty (30) day period.

     10.3 TERMINATION BY EITHER PARTY WITHOUT CAUSE. Either party may terminate this Agreement at any time without cause upon not less than sixty (60) days prior written notice to the other party.

     10.4 EFFECT OF TERMINATION OR EXPIRATION. Upon termination or expiration of this Agreement for any reason RECIPIENT shall immediately return to SUPPLIER all its Confidential Information and copies thereof, and shall return, or at SUPPLIER's direction to destroy, any and all unused Material, and if instructed to destroy such Material will provide evidence documenting the manner of destruction to SUPPLIER. All of RECIPIENT's rights to use the

          Material shall cease. Following termination or expiration, neither party shall have any further obligations under this Agreement, except that Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 hall survive and remain in force.

11. NOTICE. All communications and notices from one party to the other will be in writing and will be given by addressing the same to the other party at the address or facsimile number set forth in this Agreement, or at such other address or facsimile number as either party may specify in writing to the other. All notices will become effective when deposited in the United States Mail with proper postage for first class registered or certified mail prepaid, return receipt requested, or when delivered personally, or, if promptly confirmed by mail as above, when dispatched by facsimile.

12. ASSIGNMENT. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that SUPPLIER may assign this Agreement to an affiliated company or in connection with the merger, consolidation or sale of all or substantially all of its assets.

13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between SUPPLIER and RECIPIENT.

14. NO MODIFICATION. This Agreement may be changed only by a writing signed by both parties.

15. SEVERABILITY. In the event that any one or more of the provisions in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

16. APPLICABLE LAW. This Agreement will in all events and for all purposes by governed by, and construed in accordance with the law of the State of New Jersey without regard to any choice of law principles that would dictate the application of the law of another jurisdiction.

17.  Miscellaneous Provisions.
     ------------------------

     17.1 RECIPIENT acknowledges and agrees that receipt of the Materials from SUPPLIER does not create or imply a particular relationship between SUPPLIER and RECIPIENT, and further agrees that RECIPIENT is acting independently of SUPPLIER and not as an affiliate, employee, agent, or joint venturer of or with SUPPLIER. RECIPIENT shall have no authority to represent, bind or act on behalf of SUPPLIER.

     17.2 In accordance with the requirements of the Federal Food, Drug and Cosmetic Act and with Drug Enforcement Agency ("DEA") regulations, where applicable, RECIPIENT certifies that it is regularly engaged in conducting laboratory studies or animal tests and that all shipments of Materials received pursuant hereto will be actually used by RECIPIENT or under RECIPIENT's direction for tests in vitro and in animals used only for laboratory research and will not be used in tests involving administration of the Materials in humans. RECIPIENT understands that the Materials are not to be used for in vitro use in the regular course of treating or diagnosing disease in humans. RECIPIENT also certifies that no animals used in such tests, or their products, shall be used for food purposes without the prior approval of the Food and Drug Administration. RECIPIENT further certifies and attests that RECIPIENT's handling and use of the Materials will be done in accordance with all provisions and requirements of the Federal Food, Drug and Cosmetic Act and with DEA regulations, where applicable.

     17.3 RECIPIENT certifies that it will not use the services of any individual who has been debarred under the Federal Food, Drug and Cosmetic Act in the course of the Research with the Materials.


     IN WITNESS WHEREOF, duly-authorized representatives of the parties have signed this Agreement as a document under seal as of the Effective Date.

SUPPLIER                      RECIPIENT:

By:                           By:

Name:                         Name:

Title:                        Title:

                              Address:


                              Agreed and Acknowledged:

                              By:

                              Name:

                                   Principal Investigator




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